Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-187893 on Form S-3 of our report dated March 25, 2013, relating to the consolidated financial statements of Gevo, Inc. and subsidiaries, (which report expresses an unqualified opinion and includes an explanatory paragraph referring to Gevo, Inc.’s status as a development stage enterprise) appearing in the Annual Report on Form 10-K of Gevo, Inc. for the year ended December 31, 2012, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado

May 10, 2013